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                                                                    Exhibit 99.1



NEWS RELEASE
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FOR IMMEDIATE RELEASE:       Contact:  Gerald R. Leonard, Chairman
                                       Joseph Casey, CFO
                                       781-828-4800

               MERKERT AMERICAN CORPORATION ACQUIRES SELL, INC.

CANTON, MA (JANUARY 20, 1999) -- Merkert American Corporation (NASDAQ:MERK), a leading food broker in the United States has acquired Sell, Inc. ("Sell"). The consideration paid was in the form of cash and notes. Sell, a full service food brokerage firm, operates in the Midwest region of the United States with offices in Cincinnati (headquarters) and Columbus, Ohio, Louisville, Kentucky and Evansville, Indiana. Sell has operated under an alliance known as "the Sell Group" with affiliates located throughout the Midwest.

Gerald R. Leonard, Chairman and CEO of Merkert American, stated "The acquisition of Sell establishes an additional link in our geographic retail coverage and we believe it enhances out access to The Kroger Company, one of the largest food retail chains in the United States, also headquartered in Cincinnati. This acquisition is consistent with our strategic efforts to provide our principals with more extensive retail coverage, to increase the effectiveness of marketing programs and to reduce the costs associated with managing a brokerage network."

Merkert American completed an initial public offering in December of 4.4 million shares priced at $15 per share. Concurrent with the IPO, Merkert American also obtained a $75 million senior credit facility from First Union National Bank.

Merkert American, based in Canton, Massachusetts, provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products.